As filed with the Securities and Exchange Commission on July 29, 2003
                                                          Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            -----------------------
                                   FORM F-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            -----------------------

                    Cambridge Antibody Technology Group plc
            (Exact Name of Registrant as Specified in its Charter)

       England and Wales                                     Not Applicable
(State or Other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                           Identification Number)

                               Milstein Building
                                  Granta Park
                               Cambridge CB1 6GH
                                    England
                               (44) 1223-471-471
  (Address and Telephone Number of Registrant's Principal Executive Offices)

                          Corporation Service Company
                       2711 Centerville Road, Suite 400
                          Wilmington, Delaware 19808
                                (800) 927-9800
           (Name, Address and Telephone Number of Agent for Service)

                                  Copies to:

                               Philip J. Niehoff
                         Mayer, Brown, Rowe & Maw LLP
                           190 South LaSalle Street
                            Chicago, Illinois 60603
                                (312) 782-0600

                                 _____________

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:[ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:[X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                        CALCULATION OF REGISTRATION FEE
===============================================================================
                                           Proposed Maximum
        Title of each class of                Aggregate           Amount of
     Securities to be Registered           Offering Price(1)   Registration Fee
-------------------------------------------------------------------------------
Ordinary Shares (2)..................        $175,000,000        $14,157.50
-------------------------------------------------------------------------------
(1) The registration fee is being computed pursuant to Rule 457(o) under the Securities Act of 1933. There are being registered hereunder an indeterminate number of Ordinary Shares as may be sold from time to time, not to exceed an aggregate offering price of $175,000,000.
(2) The Ordinary Shares may be represented by American Depositary Shares, each of which represents one Ordinary Share. American Depositary Shares, evidenced by American Depositary Receipts, issuable upon deposit of Ordinary Shares, are registered on a separate registration statement on Form F-6 (File No. 333-13358).

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.



                  Subject to Completion, Dated July 29, 2003

                                 $175,000,000

                    CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC

                                ORDINARY SHARES
         In the form of ordinary shares or American depositary shares

         We may use this prospectus to offer from time to time our ordinary shares, directly or in the form of American depositary shares. Our ordinary shares are admitted to trading on the London Stock Exchange under the symbol "CAT." Our American depositary shares, each representing one ordinary share, are listed on The NASDAQ Stock Market under the symbol "CATG."

         We will provide the specific terms of the securities that we are offering, and the manner in which they are being offered, in one or more supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information About Us" before investing in our securities. The total dollar amount of securities covered by this prospectus will not exceed $175,000,000.

         Investing in these securities involves certain risks. See "Risk Factors" beginning on page 4.

                              ___________________

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                              ___________________

                           Prospectus dated   , 2003

                               TABLE OF CONTENTS

About this Prospectus........................................................2

Forward-Looking Statements...................................................2

Cambridge Antibody Technology Group plc......................................3

Risk Factors.................................................................4

Capitalization and Indebtedness..............................................5

Use of Proceeds..............................................................5

Description of Ordinary Shares and Certain Terms of
  Our Articles of Association................................................6

Description of Relevant Provisions of English Law...........................13

Description of American Depositary Shares...................................17

United Kingdom Tax Considerations...........................................24

United States Federal Income Tax Considerations.............................25

Plan of Distribution........................................................28

Validity of Securities......................................................29

Experts  ...................................................................29

Where You Can Find More Information About Us................................30

                             ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf registration process, we may sell our ordinary shares, directly or in the form of American depositary shares in one or more offerings, up to a total dollar amount of $175,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and their offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information About Us."

         In this prospectus, the terms "CAT," "we," "our," and "us" refer to Cambridge Antibody Technology Group plc and its consolidated subsidiaries, unless the context requires otherwise.

                          FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements. All statements other than statements of historical facts included in this document, including any statements preceded by, followed by or that include the words "targets," "plans," "believes," "expects," "aims," "intends," "will," "may," "anticipates" or similar expressions or the negative thereof, are forward-looking statements. Forward-looking statements include statements relating to the following:

o future capital expenditures, expenses, revenues, economic performance, financial condition, dividend policy, losses and future prospects;

o future performance in clinical trials of the product candidates that were developed using our technology;

o        the ability of us and our collaborators to commercialize products;

o business and management strategies and the expansion and growth of our operations;

o        the effects of government regulation on our business;

o expansion and other development trends of our current and future customers and our industry; and

o acquisitions, including the timing, nature, availability, location and significance of those acquisitions.

         These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on numerous assumptions regarding our present and future business strategies and the environment in which we will operate in the future. Certain factors that could cause our actual results, performance or achievements to differ materially from those in the forward-looking statements are described in "Risk Factors" included or incorporated by reference in this prospectus and the accompanying prospectus supplement.

                    CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC

         We are a Cambridge, England-based biotechnology company with an advanced proprietary platform technology for rapidly isolating human monoclonal antibodies using phage display systems.

         We are a leader in the discovery and development of human therapeutic antibodies, and exploit this leadership through the development of programs in a number of disease areas, and through the licensing of our capabilities and technology to others.

         We were established in 1990, we listed on the London Stock Exchange in 1997 and on NASDAQ in June 2001.

         You can find a more detailed description of our business in our Annual Report on Form 20-F for the year ended September 30, 2002, which is incorporated by reference in this prospectus.

                                 RISK FACTORS

         Investing in our ordinary shares and American depositary shares involves risk. You should consider carefully the risks described below, together with the risks described in the documents incorporated by reference into this prospectus and any risk factors included in a prospectus supplement, before you decide to buy our securities. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment.

Risks Relating to Our Business

         You should read "Risk Factors" included in a prospectus supplement and in our Annual Report on Form 20-F for the fiscal year ended September 30, 2002, which is incorporated by reference in this prospectus, or similar sections in subsequent filings incorporated by reference in this prospectus, for information on risks relating to our business.

Risks Relating to Our Shares and American Depositary Shares

         The market for our securities is volatile, which may cause unexpected changes in our share price.

         The share prices of publicly traded biotechnology and pharmaceutical companies can be highly volatile. The market price and trading volume of our ordinary shares and American depositary shares are volatile, and it is expected that the price of our ordinary shares and American depositary shares will be volatile for the foreseeable future. The price at which our shares will be quoted and the price that investors may realize for their shares will be influenced by a large number of factors, some specific to us and our operations and some which may affect the healthcare and pharmaceutical sector, or companies generally. These factors could include:

o        the performance of our research and development program;

o        large purchases or sales of our shares, currency fluctuations;

o        legislative changes in the healthcare environment;

o        litigation (in particular intellectual property litigation); and

o        general economic conditions.

         Investors will not receive cash dividends in the foreseeable future.

         We have not paid cash dividends on our ordinary shares (including the ordinary shares which underlie our American depositary shares) and do not plan to pay cash dividends on our ordinary shares in the foreseeable future.

                        CAPITALIZATION AND INDEBTEDNESS

         The following table sets forth, as of March 31, 2003, in thousands of pounds sterling, liabilities falling due within one year, liabilities falling due in more than one year, shareholders' equity and total capitalization, all presented in accordance with U.K. GAAP. The following information is unaudited.

                                                                   March 31,
                                                                      2003
                                                                   ----------
                                                                       (in
                                                                    thousands
                                                                    of pounds
                                                                    sterling)

 Liabilities falling due within one year (a)..........                 15,936
                                                                   ===========
 Liabilities falling due in more than one year (a)....                 11,787
                                                                   ===========
 Shareholders' equity:

 Ordinary shares (50,000,000  ordinary shares  authorized,
   36,359,874 issued and outstanding actual, par value
   10p per share)                                                       3,636
 Share premium account................................                203,226
 Other reserve (b)....................................                 13,456
 Profit and loss account..............................               (102,601)
                                                                   -----------
 Shareholders' funds - all equity and total capitalization            117,717
                                                                   ===========
_________________

(a)    All of our liabilities are unsecured and not guaranteed by any person.

(b) The other reserve represents the share premium account of our subsidiary, Cambridge Antibody Technology Limited, which we refer to as "CAT Limited," on consolidation from the application of merger accounting principles, as required by U.K. GAAP, to the acquisition of CAT Limited by us.


                                USE OF PROCEEDS

         Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes.

           DESCRIPTION OF ORDINARY SHARES AND CERTAIN TERMS OF OUR
                           ARTICLES OF ASSOCIATION

         We may issue ordinary shares pursuant to this prospectus. The following summarizes the material rights of holders of ordinary shares, as set out in our articles of association. The following summary is qualified in its entirety by reference to the Companies Act and to our articles of association, which is filed as an exhibit to our Annual Report on Form 20-F for the year ended September 30, 2002, which is incorporated by reference in this prospectus. When we refer to the "Companies Act," we are referring to the U.K. Companies Act 1985, as amended.

Share Capital

         Our share capital consists solely of ordinary shares, with a nominal value of 10 pence per share. As of June 30, 2003, our authorized share capital was (pound)5,000,000 divided into 50,000,000 ordinary shares, of which 36,531,756 ordinary shares were issued.

         As of June 30, 2003, we had unissued share capital of (pound)1,346,824, which may be used to issue up to 13,468,244 ordinary shares, and outstanding options that may be exercised for up to 1,814,732 ordinary shares.

         All of our existing issued ordinary shares are fully paid. Accordingly, no further capital may be required by us from the holders of such shares. Our shares are currently represented in both certificated and uncertificated forms under CREST.

Voting Rights of Holders of Ordinary Shares

         Annual general meetings of the shareholders are held at such time and place as the board of directors may determine, but must be held at least once every 15 months. The board of directors may convene an extraordinary general meeting whenever it deems fit and, in certain circumstances shareholders may convene an extraordinary general meeting or table resolutions to a meeting already convened.

         Subject to the articles of association and to any restrictions imposed on any shares, the notice convening a general meeting shall be given to all our members, to all persons entitled by transmission (whether on the death or bankruptcy of a member or other event giving rise to transmission by operation of law) and to our directors and the auditors. The Companies Act and our articles of association provide that not less than 21 clear days' notice must be given of all annual general meetings and all extraordinary general meetings which are convened for the passing of special resolutions (for an explanation of these, see below). Not less than 14 clear days' notice must be given of all other general meetings.

         At any general meeting, a resolution put to the vote of the meeting will be decided on a show of hands, unless a poll, which is a written vote, is duly demanded. Subject to any rights or restrictions attached to any shares and to any other provisions of the articles of association, at any general meeting on a show of hands every member who is present in person will have one vote regardless of the number of ordinary shares held and on a poll every member will have one vote for every share of which he is the holder. On a poll, votes may be cast either personally or by proxy and a member may appoint more than one proxy to attend on the same occasion. A poll may be demanded by any of the following:

o        the chairman of the meeting;

o at least three shareholders present in person or by proxy and entitled to vote at the meeting;

o any shareholder or shareholders present in person or by proxy and representing in aggregate at least one-tenth of the total voting rights of all the members having the right to attend and vote at the meeting; or

o any shareholder or shareholders present in person or by proxy and holding shares conferring a right to attend and vote at the meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

         Matters are transacted at our general meetings by the proposal and approval of three kinds of resolutions:

o ordinary resolutions, which include resolutions for the election, re-election and removal of directors, the approval of financial statements, the declaration of final dividends, the appointment or reappointment of auditors, the increase in authorized share capital or the grant of authority to allot shares;

o special resolutions, which include resolutions to amend our memorandum of association or articles of association or resolutions relating to the Company's winding up; and

o extraordinary resolutions, which include resolutions to change the rights of any class of our shares at a meeting of the holders of such class.

         An ordinary resolution requires the affirmative vote of a simple majority of votes cast at a validly constituted shareholders meeting. Special and extraordinary resolutions require the affirmative vote of not less than three-fourths of the votes cast at a validly constituted shareholders meeting.

         The quorum required in order to hold a valid shareholders meeting is two members present in person or by proxy and entitled to vote at the meeting.

         On the case of equality of votes, whether on a show of hands or on a poll, the chairman of the meeting is entitled to cast the deciding vote, in addition to any other vote he may have. There are no special restrictions attaching to the ordinary shares.

         In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders and seniority will be determined by the order in which the names of the holders appear in our register of members.

         Unless the board of directors otherwise determines, no shareholder, or person to whom any of that shareholder's shareholding is transferred other than by a transfer approved under the articles of association, may vote at any general meeting or at any separate meeting of holders of any class of our shares either in person or by proxy:

o in respect of any of our shares held by him unless all monies presently payable by him in respect of those shares have been paid; or

o in respect of any share comprised in the relevant share capital (as defined in Section 198(2) of the Companies Act) held by him, if he or any other person appearing to be interested in the share has been given a notice under Section 212 of the Companies Act and has failed to give us the information required by the notice within the applicable period and we have then given the holder of that share a further notice ("restriction notice") to the effect that from the service of the restriction notice the share will be subject to some or all of the relevant restrictions, including the restriction on the right to vote at any general meeting.

Dividends and Other Distributions; Redemptions

         Subject to the provisions of applicable law, we may by ordinary resolution declare dividends in accordance with the respective rights of the shareholders but not exceeding the amount recommended by the board of directors. If it appears to the board of directors that such payments are justified by our financial position, and subject to applicable law, the board of directors may pay:

o        interim dividends; or

o        at intervals settled by it, any dividend payable at a fixed date.

         Except insofar as the rights attaching to any share otherwise provide, all dividends will be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in which the dividend is paid.

         Dividends may be satisfied wholly or partly by the distribution of assets and may be declared or paid in any currency. The board of directors may, if authorized by an ordinary resolution passed at a general meeting, offer the holders of ordinary shares the right to elect to receive new ordinary shares credited as fully paid, instead of cash, for all or part of the dividend specified by that ordinary resolution.

         We may stop sending any check or warrant through the mail for any dividend or other monies payable in respect of a share, if in respect of at least two consecutive dividends, the checks or warrants have been returned undelivered or remain uncashed. We must resume sending checks or warrants if the shareholder or person entitled by transmission claims the arrears.

         Any dividend unclaimed for 12 years from the date when it became due for payment will be forfeited and revert to us.

         Unless the board of directors determines otherwise, no shareholder holding shares representing 0.25% or more in nominal value of the issued shares of any class of our share capital will be entitled to receive payment of any dividend or other distribution if he or any person appearing to be interested in such shares has been given a notice under Section 212 of the Companies Act and has failed to give us the information required by the notice within the applicable period and we have then given the holder of those shares a restriction notice.

         We are empowered by the articles of association to issue redeemable shares. The ordinary shares are not redeemable by us and no other classes of redeemable shares are currently issued.

Liquidation

         If we are liquidated, after payment of all liabilities and deductions in accordance with applicable law, the balance of assets available for distribution will be distributed among the holders of ordinary shares according to the amounts paid up on the shares held by them. A liquidator may, with the sanction of a special resolution passed at a general meeting and any other sanction required by the applicable law, divide among the shareholders the whole or any part of our assets (whether the assets are of the same kind or not) and may value any assets and determine how the division shall be carried out between shareholders.

Capitalization of Profits

         If the board of directors so recommends, our shareholders may pass an ordinary resolution to capitalize all or any part of any of our undivided profits not required for paying any preferential dividend (whether or not they are available for distribution) or all or any part of any sum standing to the credit of any reserve or fund (whether or not available for distribution). The board of directors may appropriate the capitalized sum to those shareholders who would have been entitled to it if it were distributed by way of dividend and in the same proportions and apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full our unissued shares or debentures of a nominal amount equal to that sum, and allot the shares or debentures credited as fully paid to those members, or as they may direct, in those proportions, or partly one way or partly in the other. For the purposes of the articles of association the share premium account, the capital redemption reserve, and any reserve or fund representing profits which are not available for distribution may only be applied in paying up in full our unissued shares.

Variation of Rights

         Subject to applicable law, all or any of the rights attached to any class of share may (unless otherwise provided by the terms of issue of the shares of that class) be varied with the written consent of the holders of three-fourths in nominal value of the issued shares of that class, or with the sanction of an extraordinary resolution passed at a separate meeting of the holders of the shares of that class. The provisions of applicable law and of the articles of association applicable to general meetings will apply to separate meetings, except that:

o the necessary quorum will be a person or persons holding or representing by proxy not less than one-third in nominal amount of the issued shares of that class or, at any adjourned meeting of holders of shares of that class at which such a quorum is not present, any such holder who is present in person or by proxy whatever the number of shares held by him;

o any holder of shares of that class present in person or by proxy may demand a poll; and

o every holder of shares of that class will, on a poll, have one vote in respect of every share of that class held by him.

Allotment of Shares

         The Companies Act provides that a company cannot allot relevant securities (which includes shares or any right to subscribe for or to convert any security into shares, but excludes shares allotted pursuant to an employees' share scheme) unless it has been authorised to do so pursuant to its articles of association or by its shareholders in general meeting. We do not have such authority in our articles of association, but have, pursuant to a resolution granted on February 7, 2003, granted our board of directors authority to allot shares up to an aggregate nominal amount of (pound)1,209,529. This authority will expire on the earlier of May 7, 2004 or expiry of our next annual general meeting. We expect to seek new authority at the next annual general meeting in 2004 or, if we consider necessary, at a general meeting before that.

         The Companies Act further provides that a company proposing to allot equity securities (including our ordinary shares) which are to be paid up wholly in cash may not allot those shares unless:

o it first offered those shares to each person who then holds shares in proportion to the nominal value of the aggregate number of shares then held by him; and

o the time period for acceptance of such offer has expired (or acceptances or refusals of the offer have been received by every person to whom it was made).

         A company may in certain circumstances disapply this provision, either in its articles of association, or by special resolution. We have not disapplied this provision in our articles of association, but have, pursuant to a second resolution passed on February 7, 2003, granted our board of directors the power to allot shares as if the provision did not apply in respect of shares having a nominal sum not exceeding (pound)181,429. This power will expire on the earlier of May 7, 2004 or expiry of our next annual general meeting.

Transfer of Shares

         Subject to such restrictions of the articles of association as may be applicable, a shareholder may transfer all or any of his shares, in the case of shares held in certificated form, by an instrument of transfer in any usual form or in any other form which the board of directors may approve or, in the case of shares held in uncertificated form, in accordance with the Uncertificated Securities Regulations 2001 and the rules of the CREST system and otherwise in such manner as the board of directors in its absolute discretion shall determine. An instrument of transfer must be executed by or on behalf of the transferor and (unless the share is fully paid) by or on behalf of the transferee. Subject to applicable law, the transferor will be deemed to remain the holder of the share until the name of the transferee is entered in the register of members in respect of it.

         Subject to applicable law, the board of directors may refuse to register a transfer of an ordinary share that is not fully paid, without giving any reason for doing so, provided that, where such shares are admitted to the Official List of the United Kingdom Listing Authority, such discretion may not be exercised in such a way as to prevent dealings in shares of that class from taking place on an open and proper basis.

         The board of directors may also refuse to register the transfer of a share:

o in the case of shares held in certificated form, if it is not lodged, duly stamped (if necessary), at our registered office or at such other place as the board of directors may appoint and accompanied by the certificate for the shares to which it relates (where a certificate has been issued in respect of the shares) and/or such other evidence as the board may reasonably require to show the right of the transferor to make the transfer;

o        if it is not in respect of one class of share only;

o        if it is in favor of more than four transferees;

o        if it is in favor of a minor;

o in the case of shares held in certificated form, if it is in favor of a bankrupt or person of mental ill health; and

o in the case of shares held in uncertificated form, in any other circumstances permitted by the Regulations and/or the CREST system's rules.

         No fee will be charged for the registration of any transfer or other document relating to or affecting the title to any share. Any instrument of transfer which is registered may be retained by us, but any instrument of transfer which the board of directors refuses to register will be returned to the person lodging it when notice of the refusal is given.

         Unless the board of directors otherwise determines, no shareholder holding shares representing 0.25% or more in nominal value of the issued shares of any class of our relevant share capital (as defined in Section 198(2) of the Companies Act) will be entitled to transfer any such shares otherwise than pursuant to an arm's length sale (as defined in the articles of association), if he or any person appearing to be interested in such shares has been given a notice under Section 212 of the Companies Act and has failed to supply us with the information required by the notice within the applicable period and we have then given the holder of those shares a restriction notice.

Alteration of Capital

         We may by ordinary resolution increase, consolidate, divide and sub-divide our share capital and cancel any shares. Subject to applicable law, we may by special resolution reduce our share capital, any capital redemption reserve and any share premium account or other undistributable reserve in any manner.

Purchase of Own Shares

         Subject to applicable law and to any rights conferred on the holder of any class of shares, we may purchase all or any of our shares of any class (including any redeemable shares).

Directors

         At every annual general meeting, one-third of the board of directors who are subject to retirement by rotation or, if their number is not three or a multiple of three, the number nearest to but not exceeding one-third of the number of seats on our board of directors shall retire from office. The directors to retire on each occasion are those who have been the longest in office since their last appointment or reappointment but, as between persons who became directors or were reappointed on the same day, those to retire shall (unless they agree among themselves otherwise) be determined by lot.

         No person shall be disqualified from being appointed a director, and no director shall be required to vacate that office, by reason only of the fact that he has attained the age of 70 or any other age. However, any director having attained the age of 70 will be required to disclose his age to us and will be required to stand for reappointment at the next annual general meeting and at each subsequent annual general meeting.

         Unless otherwise determined by ordinary resolution, the number of our directors shall not be less than two but shall not be subject to a maximum number. No shareholding qualification for directors is required.

         Directors may be appointed by ordinary resolution or by our board of directors. Any director appointed by our directors will hold office until the next following annual general meeting and is not taken into account in determining the directors who are to retire by rotation.

         Under our articles of association, a director is not permitted to vote on any matter in which he has a direct or indirect interest unless he has first declared the nature of that interest to the Board. In certain circumstances, provided that he has declared such interest, he is then permitted to vote on and count in the quorum in respect of certain resolutions. However, a director is not permitted to vote on or be counted in the quorum in relation to any resolution concerning his own appointment or the settlement or variation of the terms of his appointment. Further details of these provisions are set out in our articles of association, which are incorporated by reference in this prospectus.

         Our articles of association also contain restrictions on the directors' powers to borrow money so that such borrowings shall be restricted to the greater of (pound)30 million or three times the Adjusted Capital and Reserves (as defined in our articles of association). Further details of these provisions are set out in our articles of association, which are incorporated by reference in this prospectus.

               DESCRIPTION OF RELEVANT PROVISIONS OF ENGLISH LAW

Limitations Affecting Shareholders of an English company

         There are currently no limitations, either under English law or in our articles of association, on the rights of non-residents to hold or vote shares. In addition, there are currently no U.K. foreign exchange control restrictions on the conduct of our operations or affecting the remittance of dividends on shareholders' equity.

City Code on Takeovers and Mergers

         The City Code on Takeovers and Mergers, known as the City Code, regulates various aspects of takeovers and mergers relating to certain U.K. companies, including public companies such as us, and imposes certain conditions on acquisitions of shares by certain shareholders. The City Code is issued by the Panel on Takeovers and Mergers and does not have the force of law. The City Code and the Panel operate principally to ensure fair and equal treatment of all shareholders in relation to takeovers.

         The Companies Act also provides that where a takeover offer is made for the shares of a U.K. company and within four months of the date of the offer, the offeror has acquired or contracted to acquire at least nine-tenths in value of the shares of any class to which the offer relates, the offeror may compulsorily acquire, on the same terms, the shares of the relevant class in respect of which the offer has not been accepted.

Disclosure of Interests

         Sections 198 to 202 of the Companies Act provide that if a person acquires an interest in 3% (or, in the case of certain interests in shares listed in the Companies Act, for example, interests held by some investment fund managers, 10%) or more of any class of our "relevant share capital" being shares, including shares held in the form of American depositary shares, that carry the right to vote at our general meetings, that person must notify us of this interest within two business days following the day on which the obligation arises. After the threshold is exceeded, that person must notify us of any changes, increases or decreases, in respect of a whole percentage figure (rounded down to the next whole number) or any decreases which reduce such interest below the threshold.

         For the purposes of the notification obligation, the interest of a person in shares means any kind of interest in shares, including interests in any shares:

o in which a spouse or child or stepchild under the age of 18 is interested;

o in which a corporate body is interested and either (1) that corporate body or its directors generally act in accordance with that person's directions or instructions, or (2) that person controls one-third or more of the voting power of that corporate body;

o in which another party is interested and the person and that other party are parties to an agreement under Section 204 of the Companies Act (a "concert party agreement"). A concert party agreement is one that provides for one or more parties to it to acquire interests in shares of a particular company and imposes obligations or restrictions on any one or more of the parties as to the use, retention or disposal of such interests acquired in pursuance of the agreement and any interest in the company's shares is in fact acquired by any of the parties pursuant to the agreement.

         The Companies Act provides that certain interests in shares are to be disregarded for the purposes of the notification obligation under Sections 198 to 202 of the Companies Act.

         In addition, Section 212 of the Companies Act provides that a public company may, by written notice, require a person whom the company knows or has reasonable cause to believe to be, or to have been at any time during the three years immediately preceding the date on which the notice is issued, interested in shares comprised in the company's relevant share capital to confirm that fact or, as the case may be, to indicate whether or not that is the case and, where that person holds or, during the relevant time, had held an interest in such shares, to give any further information as may be required relating to this interest and any other interests in the shares of which he or she is aware.

         Where notice is served by a company under the foregoing provisions on a person that is or was interested in shares of the company and that person fails to give the company any information required by the notice within the time specified in the notice, the company may apply to the courts for an order directing that the shares in question be subject to restrictions prohibiting, among other things, any transfer of those shares, any exercise of voting rights and any other rights in respect of those shares including, other than in liquidation, payments in respect of those shares.

         There are additional disclosure requirements under the Rules Governing Substantial Acquisition of Shares where a person acquires 15% or more of the voting rights of a listed company or where an acquisition increases his holding of shares or rights over shares so as to increase his voting rights beyond that level by a whole percentage point. In addition, the City Code also imposes strict disclosure requirements with regard to dealings in the securities of an offeror or offeree company on all parties to a takeover transaction, and anyone acting in concert with such parties, during the course of an offer period.

         Under the rules of the U.K. Listing Authority, shareholder approval is usually required for an acquisition or disposal by a listed company or its subsidiaries if the size of the company or business to be acquired or sold represents 25% or more of the size of the listed company, as assessed according to guidelines set out in the rules. Approval may also be required for an acquisition or disposal of assets between a listed company and a related party, as defined in the rules.

Rights of Inspection

         Except when closed in accordance with the provisions of the Companies Act, the register and index of names of our shareholders, together with certain other registers required to be maintained by us, may be inspected during business hours by its shareholders, without charge, and by other persons upon payment of a fee, and copies may be obtained on payment of a fee. The shareholders may, without charge, also inspect the minutes of meetings of the shareholders during business hours and obtain copies upon payment of a fee. Our published directors' report and audited annual accounts are required to be laid before the shareholders in a general meeting and a shareholder is entitled to a copy of such report and accounts. Copies are filed with the Registrar of Companies in England and Wales from whom copies are publicly available upon payment of the appropriate fee. Our shareholders have no rights to inspect the accounting records or minutes of meetings of our directors.

Shareholders' Suits

         English case law has established generally that we, rather than our shareholders, are the proper claimant in an action in respect of a wrong done to us or where there is an irregularity in our internal management. Exceptions to this general rule include illegal acts or acts outside our powers, failure to adopt a required special resolution, fraud committed on minority shareholders by persons who control us and an infringement of the personal rights of a shareholder.

         In addition, Section 459 of the Companies Act permits a shareholder whose name is on our register of members (including U.S. persons) to apply for a court order when our affairs are being or have been conducted in a manner unfairly prejudicial to the interests of the shareholders generally or some part of the shareholders, including at least the petitioning shareholder, or where any actual or proposed act or omission of us is or would be so prejudicial. A court, when granting relief in an action complaining of unfair prejudice, has wide discretion, including authorizing civil proceedings to be brought in our name by a shareholder on such terms as the court may direct.

Duties of Directors

         Under English law, each director must act honestly and in good faith in what he considers are our interests as a whole and not for any collateral purpose or for his own purposes, balancing the interests of present and future shareholders. A director must also consider the interests of our employees. The general law in England requires that each director must refrain from putting himself in a position in which his duty to the company and his personal interests may conflict. Each director has a statutory duty to disclose to the board of directors any interests he has in a contract or proposed contract of the company. Each director must not misuse his powers or the opportunities of his position to benefit himself, except with the shareholders' knowledge and consent given in a general meeting. A director is, therefore, liable to pay to the company any undisclosed profit he may make as a result of his office. It is immaterial that the company itself could not have obtained the profit. The English common law duty of skill and care requires that directors (both executive and non-executive) exhibit the skill and care which may reasonably be expected from persons with their knowledge and experience.

Indemnification of Directors and Officers

         English law does not permit us to indemnify our directors or officers or any person employed by us as an auditor against any liability that, by virtue of any rule of law, would otherwise attach to him in respect of negligence, default, breach of duty or breach of trust in relation to us, except liability incurred by such director, officer or auditor in defending any legal proceedings (whether civil or criminal) in which judgment is given in his favor or in which he is acquitted or liability incurred by such director in connection with an application to the court for relief in certain instances in which, although he is liable, a court finds that such director, officer or auditor acted honestly and reasonably and that, with regard to all the circumstances, he ought fairly to be excused and release is granted by the court. Section 310 of the Companies Act 1985 enables us to purchase and maintain insurance for directors, officers and auditors against any liability that would otherwise attach to them in respect of any negligence, default, breach of duty or breach of trust in relation to us. We have purchased and maintain in force such insurance for our officers and directors.

Enforcing Civil Liabilities

         We are a public limited company incorporated under the laws of England and Wales. Substantially all of our directors and senior management are not residents of the United States. Substantially all of the assets of such persons and a substantial majority of our assets and subsidiaries are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such person or us or to enforce against them judgments of courts of the United States predicated upon civil liability provisions of the U.S. federal or state securities laws.

         Furthermore, we have been advised by our legal advisers, Mayer, Brown, Rowe & Maw LLP, that there is substantial doubt as to the enforceability in England, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated upon U.S. federal securities laws, including civil liabilities under those laws.

         A final and conclusive judgment against us obtained in a U.S. court currently may be enforceable in England by the commencement of a fresh action before an English court based on such a judgment of the U.S. court. Judgment against us may be granted by the English court without requiring the issues in the U.S. litigation to be reopened on the basis that those matters are res judicata provided that the English court is satisfied, among other things:

o that the U.S. court has jurisdiction to hear the dispute in the eyes of the English court;

o that the U.S. judgment was not given in proceedings brought in breach of an agreement under which the dispute was to be resolved other that in accordance with the proceedings;

o that the U.S. judgment is not impeachable for fraud and is not contrary to English rules of natural justice;

o that the enforcement of such judgment will not be contrary to public policy in England;

o        that such judgment is for a liquidated sum;

o that such judgment is not directly or indirectly for the payment of taxes or other charges of a like nature or a fine or other penalty, as defined by English law;

o that such judgment remains valid and enforceable in the court in which it was obtained unless and until it is set aside;

o that the English enforcement proceedings are commenced within the relevant limitation period (typically six years);

o enforcement of the judgment is not restricted by the provisions of the Protection of Trading Interests Act 1980; and

o There does not exist a previous conflicting judgment which is recognized by the English court.

                   DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

         On June 11, 2001, we listed and commenced the trading of American depositary shares on The NASDAQ Stock Market under the symbol "CATG." Each American depositary share represents one ordinary share. The ownership interest in each of the American depositary shares will be evidenced by one American depositary receipt. The ordinary shares (or the right to receive ordinary shares) will be deposited by us with The Bank of New York, the custodian in London, who, in such role, we will refer to as the "custodian." Each American depositary share will also represent securities, cash or other property deposited with The Bank of New York but not distributed to American depositary share holders. The Bank of New York's principal executive office is located at One Wall Street, New York, New York 10286. Its Corporate Trust Office is located at 101 Barclay Street, New York, New York 10286.

         Investors may hold American depositary shares either directly or indirectly through brokers or other financial institutions. If an investor holds American depositary shares directly, it is an American depositary share holder. This description applies to direct holders of American depositary shares. If investors hold the American depositary shares indirectly, they must rely on the procedures of their broker or other financial institution to assert the rights of American depositary share holders described in this section. Investors should consult with their broker or financial institution to find out what those procedures are.

         Because The Bank of New York will actually hold the ordinary shares, investors must rely on it to exercise the rights of a shareholder. The obligations of The Bank of New York are set out in an agreement among us, The Bank of New York and the American depositary shareholders. The agreement and the American depositary shares are generally governed by New York law.

         The following is a summary of the agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire agreement and the American depositary receipt certificate filed as an exhibit to the registration statement to which this prospectus is a part. In this section, "holders" refer to holders of American depositary shares, unless the context requires otherwise.

Share Dividends and Other Distributions

         The Bank of New York, in its role as depositary, which we refer to as the "depositary," has agreed to pay to investors the cash dividends or other distributions it or the custodian receives on shares or other deposited securities after deducting its fees and expenses. Investors will receive these distributions in proportion to the number of shares their American depositary shares represent.

         Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars at the time it receives the dividends, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from the government of the United Kingdom is needed and cannot be obtained, the agreement allows the depositary to distribute the pounds sterling only to those American depositary share holders to whom it is possible to do so. It will hold the pounds sterling it cannot convert for the account of the American depositary share holders who have not been paid. It will not invest the pounds sterling and it will not be liable for the interest.

         Before making a distribution, any withholding taxes that must be paid under the laws of the United Kingdom will be deducted. See "United States Federal Income Taxation--Taxation of Dividends." The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the pounds sterling into U.S. dollars, investors may lose some or all of the value of the distribution.

         Ordinary Shares. The depositary may and shall, if we request, distribute new American depositary shares representing any ordinary shares we may distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. The depositary will only distribute whole American depositary shares. It will sell shares which would require it to use a fractional American depositary share and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional American depositary shares, each American depositary share will also represent the new shares.

         Rights to receive additional shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to holders of American depositary shares. We must first instruct the depositary to do so and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and the depositary decides it is practical to sell the rights, the depositary will sell the rights and distribute the proceeds in the same way as it does with cash. The depositary may allow rights that are not distributed or sold to lapse. In that case, American depositary share holders will receive no value for them.

         If the depositary makes rights available to a holder of American depositary shares, upon instruction from the holders, it will exercise the rights and purchase the shares on behalf of the holders. The depositary will then deposit the shares with the custodian and issue American depositary shares to the holders. It will only exercise rights if holders pay it the exercise price and any other charges and fees required to be paid by the holders.

         U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the American depositary shares issued after exercise of rights. For example, holders may not be able to trade their American depositary shares freely in the United States. In this case, the depositary may issue the American depositary shares under a separate restricted deposit agreement which will contain the same provisions as the deposit agreement, except for the changes needed to put the restrictions in place.

         Other Distributions. The depositary will send to holders anything else we distribute on deposited securities by any means it determines is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash or it may decide to hold what we distributed, in which case the American depositary shares will also represent the newly distributed property.

         The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any American depositary share holders. We have no obligation to register American depositary shares, shares, rights or other securities under the Securities Act of 1933. We also have no obligation to take any other action to permit the distribution of American depositary shares, shares, rights or anything else to American depositary share holders. This means that investors may not receive the distribution we make on our shares or any value for them if it is illegal or impractical for us to make them available to investors.

Deposit, Withdrawal and Cancellation

         Subject to the terms of the depositary agreement, the depositary will issue American depositary shares if holders or their brokers deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of American depositary shares in the names requested and will deliver the American depositary shares at its office to the persons requested.

         Holders may turn in American depositary shares at the depositary's office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver:

o        the underlying shares to an account designated by the holder; and

o any other deposited securities underlying the American depositary share at the office of the custodian. At the request, risk and expense of the holder, depositary will deliver the deposited securities at its corporate trust office.

Voting Rights

         Holders may instruct the depositary to vote the shares underlying the American depositary shares but only if we ask the depositary to ask for those instructions. Otherwise, holders will not be able to exercise the right to vote unless they withdraw their shares. However, investors may not have sufficient advance notice of the meeting to withdraw the shares.

         If we ask for instructions from the holders, the depositary will notify investors of the upcoming vote and arrange to deliver our voting materials to the holders. The materials will:

o        describe the matters to be voted on; and

o explain how holders, on a certain date, may instruct the depositary to vote the shares or other deposited securities underlying the American depositary shares as directed. For instructions to be valid, the depositary must receive them on or before the date specified.

The depositary will try, as far as practical, subject to English law and the provisions of our Articles of Association, to vote or to have its agents vote the shares or other deposited securities as instructed. The depositary will only vote or attempt to vote as instructed.

         We cannot assure holders that they will receive the voting materials in time to ensure that holders can instruct the depositary to vote the shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that holders may not be able to exercise the right to vote and there may be nothing holders can do if shares are not voted as requested.



Fees and Expenses
--------------------------------------------------- ---------------------------------------------------------
American depositary share holders must pay:         For:
--------------------------------------------------- ---------------------------------------------------------

$.05 (or less) per American  depositary  share (or  o        each issuance of an American depositary share,
portion thereof)                                             including as a result of a distribution of
                                                             shares or rights or other property.

                                                    o        each cancellation of an American depositary
                                                             share, including if the agreement terminates
--------------------------------------------------- ---------------------------------------------------------
$.02 (or less) per American  depositary  share (or  o        any cash payment
portion thereof)
--------------------------------------------------- ---------------------------------------------------------
Registration or Transfer Fees                       o        any transfer and registration of shares on the
                                                             share register of the foreign registrar from
                                                             your name to the name of the depositary or its
                                                             agent when holders deposit or withdraw shares
--------------------------------------------------- ---------------------------------------------------------
Expenses of the depositary                          o        conversion of U.K. pound sterling to U.S.
                                                             dollars

                                                    o        cable, telex and facsimile transmission
                                                             expenses
--------------------------------------------------- ---------------------------------------------------------
Taxes and other governmental charges of the         o        As necessary
depositary or the custodian have to pay on any
American depositary share or share underlying an
American depositary share, for example, stock
transfer taxes, stamp duty or withholding taxes
--------------------------------------------------- ---------------------------------------------------------

Payment of Taxes

         Holders will be responsible for any taxes or other governmental charges payable on the American depositary shares or on the deposited securities underlying the American depositary shares. The depositary may refuse to transfer the American depositary shares or allow investors to withdraw the deposited securities underlying the American depositary shares until such taxes or other charges are paid. It may apply payments owed to the holder or sell deposited securities underlying the American depositary shares to pay any taxes owed and the investors will remain liable for any deficiency.
If it sells deposited securities, it will, if appropriate, reduce the number of American depositary shares to reflect the sale and pay to the investor any proceeds, or send to the investor any property, remaining after it has paid the taxes.


                                      20


Reclassifications, Recapitalizations and Mergers.
------------------------------------------------------- -----------------------------------------------------
                        If we:                                                 Then:
------------------------------------------------------- -----------------------------------------------------

o        Changes the nominal or par value of its        o        The cash, shares or other securities
         shares                                                  received by the depositary will become
                                                                 deposited securities.  Each American
o        Reclassifies, splits up or consolidates any             depositary share will automatically
         of the deposited securities                             represent its equal share of the new
                                                                 deposited securities.
o        Distributes securities on the shares that
         are not distributed to holders; or
                                                        o        The depositary may, and will if we ask it
o        Recapitalizes, reorganizes, merges,                     to, distribute some or all of the cash,
         liquidate, sells all or substantially all of            shares or other securities it received. It
         its assets, or takes any similar action.                may also issue new American depositary
                                                                 shares or ask investors to surrender
                                                                 outstanding American depositary shares in
                                                                 exchange for new American depositary shares,
                                                                 identifying the new deposited securities.
------------------------------------------------------- -----------------------------------------------------


Amendment and Termination

         We may agree with the depositary to amend the deposit agreement and the American depositary shares without consent of the holder for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses, or prejudices an important right of American depositary share holders, it will only become effective 30 days after the depositary notifies investors of the amendment. At the time an amendment becomes effective, holders are considered, by continuing to hold the American depositary share, to agree to the amendment and to be bound by the American depositary shares and the deposit agreement as amended.

         The depositary will terminate the agreement if we ask it to do so. The depositary may also terminate the agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 90 days. In both cases, the depositary must notify investors at least 90 days before termination.

         After termination, the depositary and its agents will be required to do only the following under the deposit agreement:

o        advise investors that the agreement is terminated;

o        collect distributions on the deposited securities;

o deliver shares and other deposited securities upon cancellation of American depositary shares; and

o        sell rights as provided in the agreement.

At any time after expiration of one year from the date of termination, the depositary may sell any remaining deposited securities by public or private sale and will hold the proceeds of the sale, as well as any other cash it is holding under the agreement for the pro rata benefit of the holders that have not surrendered their American depositary shares. It will not invest the money and will have no liability for interest. The depositary's only obligations will be to account for the proceeds of the sale and other cash. After that time, our only obligations will be with respect to indemnification and to pay certain amounts to the depositary.

Limitations on Obligations and Liability to Holders

         The deposit agreement expressly limits our obligations and the obligations of the depositary, and it limits our liability and the liability of the depositary. We and the depositary:

o are only obligated to take the actions specifically set forth in the agreement without negligence or bad faith;

o are not liable if either is prevented or delayed by law or circumstances beyond their control from performing their obligations under the agreement;

o are not liable if either exercises discretion permitted under the agreement;

o have no obligation to become involved in a lawsuit or other proceedings related to the American depositary shares or the agreement on behalf of investors or any other party; and

o are not liable if either of us relies upon the advice of or information from legal counsel, accountants, any person depositing shares or any other person believed by it in good faith to be competent to give such advice or information.

         In the agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

         Before the depositary will issue or register transfer of an American depositary share, make a distribution on an American depositary share, or withdrawal of shares, the depositary may require:

o payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

o production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

o compliance with regulations it may establish, from time to time, consistent with the agreement, including presentation of transfer documents.

         The depositary may refuse to deliver, transfer, or register transfers of American depositary shares generally when our books or the books of the depositary are closed, or at any time if we or the depositary thinks it advisable to do so.

         Holders have the right to cancel their American depositary shares and withdraw the underlying shares at any time except:

o when temporary delays arise because we or the depositary has closed its transfer books in connection with voting at a shareholders' meeting or the payment of dividends;

o when holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; or

o when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to American depositary shares or to the withdrawal of shares or other deposited securities.

         This right of withdrawal may not be limited by any other provision of the deposit agreement.

PreRelease of American Depositary Shares

         In certain circumstances, subject to the provisions of the deposit agreement, the depositary may issue American depositary shares before deposit of the underlying shares. This is called a pre-release of the American depositary share. The depositary may also deliver shares upon cancellation of pre-released American depositary shares (even if the American depositary shares are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive American depositary shares instead of shares to close out a pre-release. The depositary may pre-release American depositary shares only under the following conditions:

o before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the depositary in writing that it or its customer owns the shares or American depositary shares to be deposited;

o the pre-release must be fully collateralized with cash or other collateral that depositary considers appropriate; and

o the depositary must be able to close out the pre-release on not more than five business days' notice.

In addition, The depositary will limit the number of American depositary shares that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

                       UNITED KINGDOM TAX CONSIDERATIONS

         The following is a brief description of the material U.K. tax consequences of the acquisition, ownership and disposition of shares and American depositary shares. The summary is of a general nature and does not address all of the tax consequences that may be relevant to you in light of your particular situation. You should consult your own tax advisors as to the particular tax consequences to you under U.K., U.S. federal, state and local and other foreign laws, of the acquisition, ownership and disposition of shares or American depositary shares.

Taxation of Dividends and Distributions

         Under current U.K. taxation legislation, no tax will be withheld from any cash dividend payments we make.

         U.K. holders of shares who are resident in the United Kingdom and who receive dividends from us will be entitled to a tax credit equal to 1/9th of dividend. U.S. holders will not be entitled to any similar tax credit as the U.S./U.K. treaty does not provide for this.

United Kingdom Taxation of Capital Gains

         U.S. holders of shares or American depositary shares who are not resident or ordinarily resident in the United Kingdom will not be liable for U.K. tax on capital gains realized on the disposal of a share or American depositary share unless, at the time of the disposal, such holder carries on a trade, including a profession or vocation, in the United Kingdom through a branch or agency and such share or American depositary share is, or has been, held or acquired for the purposes of such trade or branch or agency.

         A holder of shares or American depositary shares who is an individual and who has on or after March 17, 1998 ceased to be resident or ordinarily resident for tax purposes in the United Kingdom and continues not to be resident or ordinarily resident in the United Kingdom for a period of less than five years and who disposes of shares of American depositary shares during that period may also be liable to U.K. tax on capital gains, notwithstanding that he or she is not resident or ordinarily resident in the United Kingdom at the time of the disposal.

         Neither the surrender of American depositary shares in exchange for the deposited ordinary shares represented by the surrendered American depositary shares nor the deposit of ordinary shares for American depositary shares representing the ordinary shares will be a taxable event for the purposes of U.K. income and corporation tax or U.K. capital gains tax. Accordingly, U.S. holders will not realize any gain or loss on surrendering American depositary shares or depositing shares.

United Kingdom Stamp Duty and Stamp Duty Reserve Tax ("SDRT")

         U.K. stamp duty or SDRT will, subject to specific exceptions, be payable at the rate of 1.5% (rounded up to the nearest (pound)5) of the amount of the consideration paid for the shares in registered form which are issued or transferred to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts. This would include issues or transfers of shares in registered form to the custodian for deposits under the deposit agreement relating to the American depositary shares. In circumstances where stamp duty is not payable on the transfer of shares in registered form to the custodian at the rate of 1.5%, such as where there is no chargeable instrument, SDRT will be payable to bring the charge up to 1.5% in total.

         No U.K. stamp duty will be payable on the acquisition of an American depositary share or on any subsequent transfer of an American depositary share, provided that the instrument of transfer and any subsequent instrument of transfer is executed and remains at all times outside the United Kingdom. In any other case, the transfer of, or agreement to transfer, an American depositary share or beneficial ownership of an American depositary share could, depending on all the circumstances of the transfer, give rise to a charge to ad valorem stamp duty. The current rate of ad valorem stamp duty is 0.5% of the value of the consideration (rounded up to the nearest (pound)5) (a transfer in contemplation of sale being stampable by reference to the value of the property transferred). Interest will be charged on duty that is not paid within 30 days of execution of a transfer of securities subject to stamp duty, wherever execution takes place. Interest paid will not be allowable as a deduction in computing profits and losses for U.K. tax purposes. Penalties will also apply to documents submitted for stamping more than 30 days after the document was executed where the document was executed in the United Kingdom. For documents executed outside the United Kingdom., penalties will apply to documents not submitted for stamping within 30 days after they are first brought into the United Kingdom. An agreement to transfer an American depositary share or beneficial ownership of an American depositary share will not give rise to SDRT.

         Subject to some exceptions, a transfer on sale of shares in registered form will attract ad valorem U.K. stamp duty at the rate of 0.5% of the amount or value of the consideration for the transfer rounded up to the nearest (pound)5. Generally ad valorem stamp duty applies neither to gifts nor on a transfer from a nominee to the beneficial owner, although in cases of transfers where no ad valorem stamp duty arises, a fixed U.K. stamp duty of (pound)5 will generally be payable. SDRT at a rate of 0.5% of the amount or value of the consideration for the transfer may be payable on an unconditional agreement to transfer shares. If, within six years of the date of the agreement, an instrument transferring the shares is executed and stamped, any SDRT paid will be repayable or, if the SDRT has not been paid, the liability to pay such tax, but not necessarily interest and penalties, will be cancelled. SDRT is chargeable whether the agreement is made or effected in the United Kingdom or elsewhere and whether or not any party is resident or situated in any part of the United Kingdom.

         Paperless transfers of shares within the U.K. CREST system are generally liable to SDRT, rather than stamp duty, at a rate of 0.5% of the amount or value of the consideration payable. CREST is obliged to collect SDRT on relevant transactions settled within the CREST system. Deposits of shares into CREST will not generally be subject to SDRT, unless the transfer into CREST is made for consideration.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Taxation of Dividends

         The gross amount of a distribution paid on a share (including American depositary shares) will be a dividend for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits. To the extent that a distribution exceeds our current or accumulated earnings and profits, it will be treated as a nontaxable return of capital and thereafter as a capital gain. Dividends paid by us generally will be treated as foreign source income and will not be eligible for the dividends received deduction allowed to corporate shareholders under the U.S. Internal Revenue Code.

         Recently enacted legislation provides that dividends from U.S. corporations and "qualified foreign corporations" will be taxed at the same rate as long term capital gains (currently at a maximum rate of 15%). Dividends paid with respect to stock of a foreign corporation will be treated as dividends paid by a qualified foreign corporation and therefore will be eligible for the preferential tax rate if such stock is readily tradable on an established securities market in the United States. However, the dividends will not qualify for the preferential dividend rate for any year in which the foreign corporation is a "passive foreign investment company" ("PFIC"). Because our American depositary shares are traded on NASDAQ, any dividends we pay will be eligible for the preferential dividend rate during any year that we are not a PFIC. As discussed in more detail below under "Definition of PFIC," we do not believe that we were a PFIC during 2002, but there is a significant risk that we will be a PFIC in 2003.

         The amount of any distribution paid in pounds sterling will equal the fair market value in U.S. dollars of the pounds sterling received on the date received by you in the case of shares, or by the Depositary, in the case of American depositary shares, based on the spot exchange rate on such date. You will have a basis in any pounds sterling distributed, equal to the dollar value of pounds sterling on the date received by you, in the case of shares, or by the Depositary, in the case of American depositary shares. Any gain or loss recognized upon a subsequent disposition of pounds sterling will be U.S. source ordinary income or loss.

Taxation of Capital Gains

         Subject to the discussion below under "Definition of PFIC," upon the sale or exchange of a share or an American depositary share, you generally will recognize a gain or a loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized and your adjusted tax basis in the share or the American depositary share. Such gain or loss will be a capital gain or loss and will be long term capital gain or loss if such shares have been held for more than one year on the date of the sale or exchange. Such gain or loss will generally be treated as U.S. source gain or loss. If you are an individual, long term capital gain will generally be subject to U.S. federal income tax at preferential rates (currently a maximum rate of 15%).

         The surrender of American depositary shares in exchange for shares will not be a taxable event for U.S. federal income tax purposes. Accordingly, you will not recognize any gain or loss upon such surrender.

United States Anti-Deferral Provisions

         The U.S. Internal Revenue Code contains certain "anti-deferral" provisions which, if applicable, would change the U.S. federal income tax consequences of owning or disposing of shares or American depositary shares discussed above. These provisions generally seek to reduce or eliminate the effect of the deferral of U.S. taxes on certain undistributed earnings of foreign corporations, with the result that in some cases income may be required to be recognized before an actual cash distribution is made. As of the date of this prospectus, we believe that these anti-deferral provisions will not apply to holders of shares or American depositary shares.

United States Information Reporting and Backup Withholding

         Dividend payments with respect to shares and American depositary shares and proceeds from the sale, exchange or redemption of shares or American depositary shares may be subject to information reporting to the IRS and possible U.S. backup withholding currently at a 28% rate. Backup withholding will not apply to you, however, if you furnish a correct taxpayer identification number and make any other required certification or if you are otherwise exempt from backup withholding. If you are required to establish your exempt status, you generally must provide such certification on IRS Form W-9.

         Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

         The information in the Annual Report under the heading "PFIC Annual Information Statement" is incorporated herein by reference.

Definition of PFIC

         In general, shares or American depositary shares of U.S. holders will be treated as stock in a PFIC if, for any taxable year in which the shares or American depositary shares are held:

o at least 75% of our gross income for the taxable year is passive income, or

o at least 50% of the value, determined on the basis of a quarterly average, of our assets is attributable to assets that produce or are held for the production of passive income.

         Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation's income.

         For the 2002 taxable year, we believe we were not a PFIC. However, based on the current value of our passive assets and our market capitalization, there is a significant risk that we will be a PFIC for the 2003 taxable year. If we are treated as a PFIC, and a U.S. holder does not make a mark-to-market election (as described below), the U.S. holder will be subject to special rules with respect to any gain realized on the sale or other disposition of our ordinary shares or American depositary shares.

         Under these rules:

o the gain will be allocated ratably over your holding period for the shares or American depositary shares,

o the amount allocated to the taxable year in which the gain is realized will be taxed as ordinary income,

o the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year, and

o the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such prior year to which such gain is allocated.

         We do not intend to pay dividends for the foreseeable future. If, however, we should make an "excess distribution" to shareholders (generally, any distributions to shareholders during a single taxable year that are greater than 125% of the average annual distributions received by shareholders in respect of the shares or American depositary shares during the three preceding taxable years or, if shorter, the holding period for the shares or American depositary shares) and we are treated as a PFIC, the excess distribution would be treated the same way a gain would be treated, as described in the preceding paragraph.

         Because our shares are publicly traded, if we are a PFIC, holders may make a mark-to-market election. If this election is made, the PFIC rules described above will not apply. Instead, in general, ordinary income will include each year the excess, if any, of the fair market value of the shares or American depositary shares at the end of the taxable year over the adjusted basis in the shares or American depositary shares. Holders will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of the shares or American depositary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The basis in the shares or American depositary shares will be adjusted to reflect any such income or loss amounts.

         Holders who own American depositary shares during any year that we are a PFIC must file Internal Revenue Service Form 8621.

         If we are a PFIC for a taxable year, a U.S. holder would, under a proposed regulation (which has a retroactive proposed effective date), also be treated as owning its pro rata share of the equity of any PFIC owned by us (e.g., if one of our subsidiaries also was a PFIC). Similar rules to those described above, except that no mark to market election would be available, would apply to a U.S. holder with respect to, among other circumstances, any excess distributions received by us with respect to the stock of a PFIC subsidiary and any gain we realize with respect to a disposition of the stock of a PFIC subsidiary. Under these circumstances, the excess distribution or gain we realize would be currently taxable to a U.S. holder even though the U.S. holder may not actually receive any cash with respect to such distribution or gain.

                             PLAN OF DISTRIBUTION

         We may sell or make available for subscription the securities offered by this prospectus:

o        to or through one or more underwriters;

o        through dealers or agents; or

o        directly to investors.

         The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

         If we use underwriters in the sale, they will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in a prospectus supplement, various conditions to the underwriters' obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The applicable prospectus supplement will state the commissions, discounts and any other compensation of the underwriters.

         We may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the public offering price, with additional underwriting discounts or commissions, as may be set forth in the applicable prospectus supplement. If we grant any over-allotment option, the terms of the over-allotment will be set forth in the applicable prospectus supplement.

         If we use dealers, or agents in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers, or agents may then resell the securities to the public at varying prices that the dealers may designate at the time of resale. Any dealer may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933 of the securities offered and sold.

         We may solicit offers to purchase the securities directly from institutional investors and others, who may be deemed to be underwriters for purposes of the Securities Act of 1933 with respect to any resale of those securities. The terms of those sales will be described in the applicable prospectus supplement.

         If we indicate in the prospectus supplement, we will authorize underwriters, dealers, or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters or dealers may impose limitations on the minimum amount that the institutional investor can purchase. The may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

o        commercial and savings banks;

o        insurance companies;

o        pension funds;

o        investment companies;

o        educational and charitable institutions; and

o        other similar institutions as we may approve.

         The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will be subject to the condition that such institution's purchase of the particular securities is not at the time of delivery be prohibited under the laws of any jurisdiction that governs:

o        the validity of the arrangements; or

o        the performance by us of the institutional investor.

         Agreements that we enter into with underwriters, dealers, or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933, as amended. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

                            VALIDITY OF SECURITIES

         Mayer, Brown, Rowe & Maw LLP, London, England, will pass upon the validity of our ordinary shares and as to certain matters of English law. Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois, will pass on certain other matters.

                                    EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference from the Cambridge Antibody Technology Group plc Annual Report on Form 20-F, have been audited by Deloitte & Touche, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing.

                 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual reports with, and furnish other information to, the SEC. You may read and copy any document that we file or furnish at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, information we file with, or furnish to, the SEC can be accessed on the SEC's website at www.sec.gov.

         Our American depositary shares are listed on The NASDAQ Stock Market. Our ordinary shares are admitted to trading on the London Stock Exchange. You can consult reports and other information about us that we filed pursuant to the rules of the London Stock Exchange and The NASDAQ Stock Market at such exchanges.

          This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and/or our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

         We are allowed to incorporate by reference the information contained in documents we file with the SEC. Our SEC file number is 000-31116. This means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is an important part of this prospectus. We incorporate by reference the following documents:

o The information included under the caption "Description of Share Capital" in our registration statement on Form 20-F filed with the SEC on June 5, 2002;

o        Our Annual Report on Form 20-F for the fiscal year ended
         September 30, 2002;

o        Our report on the Form 6-K filed with the SEC on May 20, 2003; and

o Our report on the Form 6-K filed with the SEC on July 28, 2003, which contains unaudited financial statements as of and for the six months ended March 31, 2003.

         We also incorporate by reference all documents we subsequently file under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offerings using this prospectus, including Annual Reports on Form 20-F, provided, that with respect to any Report of Foreign Issuer on Form 6-K, we will only incorporate those documents to the extent that any report is specifically designated as being incorporated by reference into this prospectus.

         Information that we file with the SEC will automatically update and supercede information in documents filed with the SEC at earlier dates. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference in this prospectus.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                    Cambridge Antibody Technology Group plc
                               Milstein building
                                  Granta Park
                           Cambridge CB1 6GH England
                        Telephone: 011-44-1223-471-471

         You should rely only on the information that we incorporate by reference or provide in this prospectus or in a prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.       Indemnification of Directors and Officers

         a. English law does not permit a company to indemnify a director or an officer of the company against any liability which by virtue of any rule of law would otherwise attach to him or her in respect of negligence, default, breach of duty or breach of trust in relation to the company except liability incurred by such director or officer in defending any legal proceeding (whether civil or criminal) in which judgment is given in his or her favor or in which he or she is acquitted or liability incurred by such director in connection with an application to the court for relief in certain instances where, although he or she is liable, a court finds that such director or officer acted honestly and reasonably and that having regard to all the circumstances he or she ought fairly to be excused and relief is granted by the court.

         b. Article 156 of Cambridge Antibody Technology Group plc's Articles of Association provides:

         156.1 Subject to the Statutes, the Company may indemnify any Director or other officer against any liability. Subject to those provisions, but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every Director or other officer of the Company and the Auditors shall be indemnified out of the assets of the Company against any liability incurred by him as a Director, other officer of the Company or as Auditor in defending any proceedings (whether civil or criminal) in which judgment is given in his favour or he is acquitted or in connection with any application under the Statutes in which relief is granted to him by the court.

         156.2 Subject to the Statutes, the Board may purchase and maintain insurance at the expense of the Company for the benefit of any person who is or was at any time a Director or other officer or employee of the Company or of any other company which is a subsidiary or subsidiary undertaking of the Company or in which the Company has an interest whether direct or indirect or who is or was at any time a trustee of any pension fund or employee benefits trust in which any employee of the Company or of any such other company or subsidiary undertaking is or has been interested indemnifying such person against any liability which may attach to him or loss or expenditure which he may incur in relation to anything done or alleged to have been done or omitted to be done as a Director, officer, employee or trustee.

         c. Section 310 of the UK Companies Act 1985, as amended provides as follows:

                  (1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

                  (2) Except as provided by the following subsection, any such provision is void.

                  (3)      This section does not prevent a company -

                           (a) from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

                           (b) from indemnifying any such officer or auditor against any liability incurred by him -

                                    (i)     in defending any proceedings
                                            (whether civil or criminal) in
                                            which judgment is given in his
                                            favour or he is acquitted, or

                                    (ii)    in connection with any application
                                            under section 144(3) or (4)
                                            (acquisition of shares by innocent
                                            nominee) or section 727 (general
                                            power to grant relief in case of
                                            honest and reasonable conduct) in
                                            which relief is granted to him by
                                            the court."

Item 9.       Exhibits

A list of exhibits filed herewith or incorporated by reference herein is contained on the Exhibit Index which immediately precedes the exhibits filed herewith and is incorporated herein by reference.

Item 10.      Undertakings

         a.       The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement;

                           (i)      to include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           provided, however, that paragraphs (1)(i) and
                           (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         b. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in its registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant, of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Cambridge Antibody Technology Group plc certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorised, in Cambridge, England on July 29, 2003.

                                       CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC
                                       By:   /s/   John Aston
                                            -----------------------------
                                       Name: John Aston
                                       Title:  Chief Financial Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints each Director listed below and Diane M. Mellett (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of the securities offered hereby (the "Securities") and any Blue Sky laws or other securities laws of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the Blue Sky or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his capacity as an officer, Director or Authorized Representative in the United States or in any other capacity with respect to this Registration Statement and any registration statement in respect of the Securities that is to be effective upon filing pursuant to Rule 462(b) (collectively, the "Registration Statement") and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any Blue Sky laws or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the Securities, and with respect to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on July 29, 2003.

         Signature                               Title

   /s/ Peter Garland                    Non-Executive Chairman
----------------------------
     Peter Garland

   /s/ Peter Chambre                    Chief Executive Officer and Director
----------------------------
     Peter Chambre

    /s/ John Aston                      Chief Financial Officer, Principal
----------------------------            Accounting Officer and Director
      John Aston

   /s/ David Glover                     Chief Medical Officer and Director
--------------------------
     David Glover

    /s/ Uwe Bicker                      Non-executive Director
--------------------------
      Uwe Bicker

  /s/ Sir Aaron Klug                    Non-executive Director
--------------------------
    Sir Aaron Klug

   /s/ Ake Stavling                     Non-executive Director
--------------------------
     Ake Stavling

  /s/ Paul Nicholson                    Non-executive Director
--------------------------
    Paul Nicholson

   /s/ John Stocker                     Non-executive Director
--------------------------
     John Stocker

  /s/ Peter Ringrose                    Non-executive Director
--------------------------
    Peter Ringrose

  /s/ Donald Puglisi                    Authorized United States Representative
--------------------------
    Donald Puglisi

                                 EXHIBIT INDEX

  Exhibit
  Number                        Description of Document
--------------     -----------------------------------------------------
   1.1             Form of Underwriting Agreement for Ordinary Shares.*

   4.1 Memorandum of Association of Cambridge Antibody Technology Group plc (incorporated by reference to Exhibit 1.1 to Cambridge Antibody Technology Group plc's Annual Report on Form 20-F for the year ended September 30, 2002).

   4.2 Articles of Association of Cambridge Antibody Technology Group plc (incorporated by reference to Exhibit 1.2 filed in Cambridge Antibody Technology Group plc's Annual Report on Form 20-F for the year ended September 30, 2002).

   4.3 Form of Deposit Agreement among Cambridge Antibody Technology Group plc, The Bank of New York as Depositary, and all Owners and Beneficial Owners from time to time of American Depositary Receipts issued thereunder (incorporated by reference to Exhibit 2.2 filed in Cambridge Antibody Technology Group plc's Registration Statement on Form 20-F filed with the SEC on June 5, 2001).

   5.1 Opinion of Mayer, Brown, Rowe & Maw LLP, English solicitors to Cambridge Antibody Technology Group plc, as to the validity of the Ordinary Shares as to certain matters of English law.

   23.1 Consent of Deloitte & Touche, independent auditor, concerning financial statements of Cambridge Antibody Technology Group plc as of and for the three years ended September 30, 2002.

   23.2 Consent of Mayer, Brown, Rowe & Maw LLP, English solicitors to Cambridge Antibody Technology Group plc (included in Exhibit 5.1 above).

   24.1 Powers of attorney (included as part of the signature page hereof).


* To be filed by amendment or on a Report on Form 6-K and incorporated by reference herein.